SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 8-K/A

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  June 19, 1996


                      VETERINARY CENTERS OF AMERICA, INC.
- -------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

    Delaware                       1-10787                       95-4097995
- -------------------------------------------------------------------------------

(State or other jurisdiction       (Commission              (I.R.S. employer
      of incorporation)            file number)          identification number)

3420 OCEAN PARK BOULEVARD, SUITE 1000, SANTA MONICA, CALIFORNIA           90405
- -------------------------------------------------------------------------------
(Address of principal executive offices)                         (Zip code)


Registrant's telephone number, including area code   (310) 392-9599
                                                     --------------

Item 7:   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


     Attached hereto are financial statements of Pets' Rx, Inc. filed in addition to the financial statements included in the Registrant's Current Report on Form 8-K filed on July 5, 1996.

     (a)  Financial Statements of Businesses Acquired.

     PETS' RX, INC.

     Report of Independent Public Accountants

     Report of Independent Public Accountants

     Consolidated Balance Sheets as of December 31, 1995
          and 1994

     Consolidated Statements of Operations for the Years
          Ended December 31, 1995, 1994 and 1993

     Consolidated Statements of Redeemable Preferred Stock and Stockholders' Equity (Deficit) for the Years
          Ended December 31, 1995, 1994 and 1993

     Consolidated Statements of Cash Flows for the Years
          Ended December 31, 1995, 1994 and 1993

     Notes to Consolidated Financial Statements

     (c)  Exhibits.

       23.1 Consent of Arthur Andersen LLP

       23.2 Consent of Price Waterhouse LLP

                   Report of Independent Public Accountants



To the Board of Directors and
   Stockholders of Pets' Rx, Inc.:

We have audited the accompanying consolidated balance sheet of Pets' Rx, Inc.
(a Delaware corporation) and subsidiary as of December 31, 1995, and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pets' Rx, Inc. and subsidiary as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

San Jose, California
March 20, 1996

                      REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and
Stockholders of Pets' Rx, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of redeemable preferred stock and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Pets' Rx, Inc at December 31, 1994 and the results of its operations and its cash flows for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
San Jose, California
September 12, 1995

                                PETS' RX, INC.
                                --------------

                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------

                       AS OF DECEMBER 31, 1995 AND 1994
                       --------------------------------
                (In thousands, except share and per share data)

                                    ASSETS
                                    ------

                                                                                 1995        1994
                                                                                -------     -------
CURRENT ASSETS:
  Cash and cash equivalents                                                     $   752     $ 2,254
  Other current assets (Note 2)                                                     671         571
                                                                                -------     -------
          Total current assets                                                    1,423       2,825

PROPERTY AND EQUIPMENT, net (Note 2)                                              4,054       4,138

INTANGIBLE ASSETS, net (Note 2)                                                   9,490       9,909

NOTE RECEIVABLE (Note 3)                                                            100         293

OTHER ASSETS                                                                        265         118
                                                                                -------     -------
                                                                                $15,332     $17,283
                                                                                =======     =======

                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                ----------------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                                              $ 1,080     $   854
  Current portion of long-term obligations (Note 4)                               1,412         702
  Accrued expenses and other current liabilities (Note 2)                         1,358       1,188
                                                                                -------     -------
          Total current liabilities                                               3,850       2,744
                                                                                -------     -------
LONG-TERM OBLIGATIONS, net of current portion (Note 4)                            9,426      10,986
                                                                                -------     -------
MINORITY INTEREST (Note 3)                                                          251         -
                                                                                -------     -------
COMMITMENTS AND CONTINGENCIES (Note 3 and 9)

REDEEMABLE CONVERTIBLE PREFERRED STOCK:
2,000,000 shares designated; 915,464 shares issued and outstanding in 1995
 and 1994 (Note 5)                                                                2,947       2,947

                                                                                -------     -------
STOCKHOLDERS' EQUITY (DEFICIT) (Notes 6 and 7):
  Preferred stock, $0.01 par value; 5,000,000 shares authorized
    Convertible preferred stock, 100,000 shares designated  Series A; 38,000
     and 35,000 shares issued and outstanding    in 1995 and 1994                 3,395       3,095

    Convertible preferred stock (Series A) 5,000 shares
      subscribed                                                                      -         150
  Common stock, $0.01 par value; 20,000,000 shares authorized; 6,265,685 and
   6,069,261 shares issued and outstanding in 1995 and 1994                          63          61

  Additional paid-in capital                                                      3,547       3,470
  Accumulated deficit                                                            (8,147)     (6,170)
                                                                                -------     -------
          Total stockholders' equity (deficit)                                   (1,142)        606
                                                                                -------     -------
                                                                                $15,332     $17,283
                                                                                =======     =======

                                PETS' RX, INC.
                                --------------


                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     -------------------------------------

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
             ----------------------------------------------------
                                (In thousands)


                                               1995      1994      1993
                                              -------   -------   -------
REVENUES                                      $15,622   $ 9,638   $ 5,785
                                              -------   -------   -------
COSTS OF SERVICES:
  Cost of revenues                              3,045     2,055     1,214
  Salaries and wages of clinic operations       6,136     4,162     2,429
  Other operating expenses of clinics           4,055     2,562     1,594
                                              -------   -------   -------
                                               13,236     8,779     5,237
                                              -------   -------   -------
          Gross profit                          2,386       859       548

GENERAL AND ADMINISTRATIVE                      2,203     1,777     1,054

DEPRECIATION AND AMORTIZATION                   1,200       919       562

WRITE-OFF OF GOODWILL                             -         -         123
                                              -------   -------   -------
          Operating loss                       (1,017)   (1,837)   (1,191)

INTEREST EXPENSE                               (1,009)   (1,006)     (352)

INTEREST INCOME                                    99        38        21
                                              -------   -------   -------
          Loss before minority interest in
           income of subsidiary                (1,927)   (2,805)   (1,522)


MINORITY INTEREST IN INCOME OF SUBSIDIARY          50       -         -
                                              -------   -------   -------
          Net loss                            $(1,977)  $(2,805)  $(1,522)
                                              =======   =======   =======


                  The accompanying notes are an integral part of these consolidated financial statements.

                                 PETS' RX, INC.
                                 --------------

 CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
 ------------------------------------------------------------------------------
                                   (DEFICIT)
                                   ---------

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
              ----------------------------------------------------
                       (In thousands, except share data)

                                                                                               Stockholders' Equity (Deficit)
                                                                                        -----------------------------------------
                                                                      Redeemable           Series A
                                                                    Preferred Stock     Preferred Stock           Common Stock
                                                                    ---------------     ----------------      --------------------
                                                                     Shares  Amount     Shares   Amount         Shares      Amount
                                                                    -------  ------     ------  --------      ---------     ------
BALANCE AT DECEMBER 31, 1992                                        792,170  $2,515        -    $   -         1,792,500       $18

  Issuance of common stock warrants                                     -       -          -        -               -           -

  Issuance of redeemable preferred stock warrants                       -       -          -        -               -           -

  Redeemable preferred stock dividend                                59,424     208        -        -               -           -

  Subscription of Series C preferred stock                              -       -          -        -               -           -

  Net loss                                                              -       -          -        -               -           -

                                                                    -------  ------     ------   ------       ---------       ---
BALANCE AT DECEMBER 31, 1993                                        851,594   2,723        -        -         1,792,500        18

  Redeemable preferred stock dividend                                63,870     224        -        -               -           -

  Issuance of common stock for surrender of Series C
   preferred stock subscription                                         -       -          -        -           537,500         5

  Issuance of Series A convertible preferred
   stock, net of issuance cost of $238                                  -       -       35,000    3,262              -          -

  Issuance of common stock to directors in conjunction
   with sale of Series A preferred stock                                -       -          -       (167)        270,000         3

  Subscription of Series A convertible preferred stock                  -       -          -        -               -           -

  Issuance of common stock for exercise and surrender
   of warrants                                                          -       -          -        -           645,000         6

  Issuance of common stock for payment of note interest                 -       -          -        -           357,903         4

  Issuance of common stock for note conversion                          -       -          -        -         2,441,358        25

  Issuance of common stock for acquisition                              -       -          -        -            25,000         -

  Issuance of common stock warrants                                     -       -          -        -               -           -

  Net loss                                                              -       -          -        -               -           -
                                                                    -------  ------     ------   ------       ---------       ---
BALANCE AT DECEMBER 31, 1994                                        915,464   2,947     35,000    3,095       6,069,261        61

     Issuance of Series A convertible preferred stock                   -       -        3,000      300             -           -

     Issuance of common stock for bridge note conversion                -       -          -        -           142,960         2

     Issuance of common stock for exercise and surrender of
      warrants                                                          -       -          -        -            53,464         -

     Net loss                                                           -       -          -        -               -           -
                                                                    -------  ------     ------   ------       ---------        ---
BALANCE AT DECEMBER 31, 1995                                        915,464  $2,947     38,000   $3,395       6,265,685        $63
                                                                    =======  ======     ======   ======       =========        ===

  The accompanying notes are an integral part of these consolidated financial statements.

                                                                           Stockholders' Equity (Deficit)
                                                                   -------------------------------------------------------
                                                                    Additional
                                                                      Paid-in        Stock         Accumulated
                                                                      Capital      Subscribed        Deficit       Total
                                                                    ----------     -----------     -----------    --------
BALANCE AT DECEMBER 31, 1992                                           $1,386      $   -           $(1,411)       $     (7)
  Issuance of common stock warrants                                       101          -               -               101
  Issuance of redeemable preferred stock warrants                         121          -               -               121
  Redeemable preferred stock dividend                                     -            -              (208)           (208)
  Subscription of Series C preferred stock                                -            200             -               200
  Net loss                                                                -            -            (1,522)         (1,522)
                                                                       -----       -------         -------         -------
BALANCE AT DECEMBER 31, 1993                                           1,608           200          (3,141)         (1,315)
  Redeemable preferred stock dividend                                    -             -              (224)           (224)
  Issuance of common stock for surrender of Series C
   preferred stock subscription                                          195          (200)            -               -
  Issuance of Series A convertible preferred
   stock, net of issuance cost of $238                                   -             -               -             3,262
  Issuance of common stock to directors in conjunction
   with sale of Series A preferred stock                                 164           -               -               -
  Subscription of Series A convertible preferred stock                   -             150             -               150
  Issuance of common stock for exercise and surrender
   of warrants                                                            49           -               -                55
  Issuance of common stock for payment of note interest                  219           -               -               223
  Issuance of common stock for note conversion                         1,207           -               -             1,232
  Issuance of common stock for acquisition                                15           -               -                15
  Issuance of common stock warrants                                       13           -               -                13
  Net loss                                                                -            -            (2,805)         (2,805)
                                                                       -----       -------         -------         -------
BALANCE AT DECEMBER 31, 1994                                           3,470           150          (6,170)            606
     Issuance of Series A convertible preferred stock                    -            (150)            -               150
     Issuance of common stock for bridge note conversion                  77           -               -                79
     Issuance of common stock for exercise and surrender of
      warrants                                                           -             -               -               -
     Net loss                                                            -             -            (1,977)         (1,977)
                                                                       -----       -------         -------         -------
BALANCE AT DECEMBER 31, 1995                                           3,547       $   -           $(8,147)        $(1,142)
                                                                       =====       =======         =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                PETS' RX, INC.
                                --------------


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
             ----------------------------------------------------
                                (In thousands)

                                                                                      1995            1994           1993
                                                                                    --------        --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                          $(1,977)        $(2,805)       $(1,522)
  Adjustments to reconcile net loss to net cash used in operating activities-
    Depreciation and amortization                                                     1,200             919            562
    Gain on sale of land and building                                                   (19)            -              -
    Write-off of goodwill                                                               -               -              123
    Minority interest in income of subsidiary in excess of distributions                  7             -              -
    Changes in assets and liabilities, net of effect of acquired clinics-
      Other current assets                                                              (88)            116           (136)
      Other assets                                                                       19             (51)           (36)
      Accounts payable                                                                  607             476            115
      Accrued expenses and other current liabilities                                     32             954            219
                                                                                    -------         -------        -------
            Net cash used in operating activities                                      (219)           (391)          (675)
                                                                                    -------         -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                                  (916)           (114)          (160)
  Purchases of veterinary clinics                                                       (40)           (862)        (1,140)
  Sale of marketable securities                                                         -               -              140
  Proceeds from sale of land and building                                               600             -              -
  Payments received (advances made) under note receivable                               193             (98)             2
                                                                                    -------         -------        -------
             Net cash used in investing activities                                     (163)         (1,074)        (1,158)
                                                                                    -------         -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term obligations                                         -             294          1,426
  Proceeds from issuance of redeemable preferred stock warrants and
    common stock warrants                                                                 -              13            222
  Net proceeds from issuance of convertible preferred stock, preferred
    stock subscribed, and common stock                                                  150           3,467            200
  Principal payments under long-term obligations                                     (1,270)           (603)          (356)
                                                                                    -------         -------        -------
          Net cash provided by (used in) financing activities                        (1,120)          3,171          1,492
                                                                                    -------         -------        -------
          Net increase (decrease) in cash and cash equivalents                       (1,502)          1,706           (341)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                        2,254             548            889
                                                                                    -------         -------        -------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                            $   752         $ 2,254        $   548
                                                                                    =======         =======        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid during the year                                                     $   972         $   982        $   324
  Non-cash financing activities-
    Payment of accrued interest on notes by issuance of common stock                $   -           $   223        $   -
    Conversion of notes payable to common stock                                     $    79         $ 1,232        $   -
    Capital leases                                                                  $    78         $   -          $   -
    Conversion of accounts payable to note payable                                  $   381         $   -          $   -

  The accompanying notes are an integral part of these consolidated financial statements.

                                PETS' RX, INC.
                                --------------


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

                               DECEMBER 31, 1995
                               -----------------



1.   THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:
     ---------------------------------------------------

The Company
- -----------

Pets' Rx, Inc. (the "Company") was incorporated in Delaware on May 28, 1991. The Company is engaged in the acquisition and operation of veterinary clinics. As of December 31, 1995, the Company operates 16 clinics in the San Jose and Sacramento, California, and Las Vegas, Nevada, markets.

The Company has substantial operating and debt service obligations as a result of the significant acquisition activity (see Note 3). The Company will require additional capital in 1996 if the merger discussed in Note 11 is not consummated.

Use of Estimates in the Preparation of Financial Statements
- -----------------------------------------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Principles of Consolidation
- ---------------------------

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiary. All significant intercompany transactions and balances have been eliminated. Minority interest on the accompanying balance sheet represents the initial contribution of assets to the subsidiary by the minority member increased by the member's share of income less distributions made.

Revenue Recognition
- -------------------

Revenues are recognized upon performance of veterinary services or sale of related veterinary products.

Cash Equivalents
- ----------------

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Inventories
- -----------

Inventories consist of veterinary supplies, pharmaceuticals, and retail veterinary products and are stated at the lower of cost, determined using the first-in, first-out basis, or market.

Property and Equipment
- ----------------------

Property and equipment are stated at cost. Property and equipment, other than leasehold improvements, are depreciated using the straight-line method over the estimated useful lives of the assets, generally thirty-seven years for buildings and three to seven years for equipment. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Intangible Assets
- -----------------

Acquired animal records are valued based on their expected future contribution and are amortized using the straight-line method over the estimated lives of the records, generally seven years. Payments due under covenants not to compete are capitalized and amortized over the life of the covenants, generally five years, using the straight-line method. The excess of the Company's investment in veterinary clinics over the fair value of the net assets acquired (goodwill) is amortized using the straight-line method over its estimated useful life of 40 years. Intangible assets relating to discontinued clinics are charged to expense upon approval of the decision to close the clinic.

Income Taxes
- ------------

Income taxes are determined using an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

New Accounting Standards
- ------------------------

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which will be effective for the Company's 1996 fiscal year. SFAS No. 123 allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or to continue to apply the existing accounting rules under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" but with additional financial statement disclosure. The Company plans to continue to account for stock-based compensation arrangements under APB Opinion No. 25 and, therefore, does not anticipate SFAS No. 123 will have a material impact on its financial position, results of operations or cash flows.

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This pronouncement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is to be recognized when the sum of undiscounted cash flows is less than the carrying amount of the asset. Measurement of the loss for assets that the entity expects to hold and use is to be based on the fair value of the asset. Although this pronouncement did not have a material impact on the Company's financial condition or results of operations at adoption in 1996, its provisions will be applicable to any future assessments of its long-lived assets. Goodwill not associated with long-lived assets will continue to be assessed under APB Opinion No. 17.

Reclassifications
- -----------------

Certain prior year amounts have been reclassified to conform to their 1995 classifications.

2.   BALANCE SHEET COMPONENTS (in thousands):
     ---------------------------------------

                                                         December 31,
                                                      -----------------
                                                        1995      1994
                                                      -------   -------
     Other current assets:
       Accounts receivable, net                         $   205   $   210
       Inventories                                          429       346
       Prepaid expenses                                      37        15
                                                         -------   -------
                                                         $   671   $   571
                                                         =======   =======
     Property and equipment:
       Buildings                                         $ 2,002   $ 2,487
       Clinic equipment                                    1,534     1,381
       Leasehold improvements                                682       254
       Computer and office equipment                         627       290
                                                         -------   -------
                                                           4,845     4,412
       Less- Accumulated depreciation and
         amortization                                       (939)     (537)
                                                         -------   -------
                                                           3,906     3,875

       Land                                                  148       263
                                                         -------   -------
                                                         $ 4,054   $ 4,138
                                                         =======   =======


     Intangible Assets:
       Covenants not to compete and animal records       $ 3,314   $ 3,351
       Goodwill                                            8,359     7,960
                                                         -------   -------
                                                          11,673    11,311
       Less- Accumulated amortization                     (2,183)   (1,402)
                                                         -------   -------
                                                         $ 9,490   $ 9,909
                                                         =======   =======
     Accrued Expenses and Other Current Liabilities:
       Payroll                                           $   246   $   207
       Professional services                                 252       139
       Vacation                                              183       145
       Settlement                                            200       350
       Other                                                 477       347
                                                         -------   -------
                                                         $ 1,358   $ 1,188
                                                         =======   =======

3.   ACQUISITIONS:
     ------------

Since its inception, the Company has completed the acquisition of 19 veterinary clinics (of which three have been merged into other clinics). All of the acquisitions were accounted for using the purchase method of accounting; accordingly, the costs of these acquisitions have been allocated to assets acquired based on their fair value at date of acquisition. The results of the acquired clinics are included in the Company's results commencing from the date of acquisition.

During 1993, the Company completed the acquisition of four veterinary clinics for total consideration of $6,733,000 consisting of $1,140,000 in cash, $5,350,000 in secured promissory notes payable, $200,000 payable under covenants not to compete, and the assumption of $43,000 in trade and payroll liabilities.

During 1994, the Company completed the acquisition of six veterinary clinics for total consideration of $4,031,000 consisting of $862,000 in cash, $2,529,000 in secured promissory notes payable, $325,000 payable under convenants not to compete, 25,000 shares of newly issued common stock of the Company valued at $15,000 and the assumption of $300,000 of notes payable.

In conjunction with one of the 1994 acquisitions, the Company advanced cash of $100,000 to the seller in exchange for an unsecured note receivable. Under the terms of the note, the Company will receive quarterly installments of interest at a rate of 7.5% per annum, with the entire principal balance and all accrued and unpaid interest due on November 1, 2004.

The Company is contingently obligated for additional purchase price consideration related to one of its 1994 acquisitions. The amount to be paid equals 50 percent of the amount by which the revenues for the twelve-month period ending September 1997 exceed a base revenue amount. This additional consideration will be recorded as additional purchase price when and if earned.

During 1995, the Company completed the acquisition of two veterinary clinics. In April 1995, the Company acquired a veterinary hospital for a total consideration of $218,000 consisting of $40,000 in cash, $25,000 in secured promissory note payable, $15,000 payable under covenants not to compete, $31,000 payable under an assumed lease obligation, and $32,000 in other assumed liabilities. The agreement also requires an additional payment based on revenues derived from pre-acquisition clients during the eighteen month period after the acquisition. As such, the Company recorded additional purchase price and a liability of $75,000 for the amounts expected to be paid in 1996. The purchase price will be adjusted in 1996 to reflect the actual payment.

During 1995, a limited liability company (LLC) was formed by combining a veterinary clinic owned by the Company (Spring Mountain Clinic) with the practice of another veterinary clinic owned by an unrelated party. Certain assets were contributed by each party to form the new entity, which is not liable for any contracts or for any indebtedness relating to the predecessor clinics. The Company has an 80% interest in the LLC. The Company has certain obligations under an operating lease for the real property of the facility used by the other member prior to the consolidation of the operations of the LLC into the Spring Mountain clinic. Upon the occurrence of certain events, including an initial public offering or merger with a public company (see Note 11), the minority owner's interest may be converted into shares of the public entity.

The pro forma results listed below are unaudited and reflect purchase price accounting adjustments assuming the 1994 and 1995 acquisitions occurred at January 1, 1994. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any efficiencies that might be achieved from the combined operations.

                                                  1995               1994
                                               ----------          --------
         Revenues                              $15,863             $13,426
         Net loss                               (1,962)             (3,004)

4.     LONG-TERM OBLIGATIONS:
       ----------------------
 Long-term obligations consisted of the following (in thousands, except share data):

                                                                                December 31,
                                                                         ---------------------------
                                                                            1995              1994
                                                                         ----------        ---------
     Promissory notes, secured by clinics, bearing
      interest at interest rates between 7% and 10%
      payable monthly, principal is generally due in
      monthly installments through July 2014                              $ 7,517           $ 8,285

     Promissory note, interest at prime plus 3%
      (11.75% at December 31, 1995), principal and
      interest payable in monthly installments through                       133                154
      July 2000

     Convertible promissory note payable to a
      shareholder, officer and director, secured by a
      clinic, interest at 9% per annum payable
      semi-annually, principal due July 1996,
      convertible into 75,000 shares of common stock                         250                250

     Convertible promissory notes, secured by clinics,
      interest at 7% per annum payable monthly,
      principal due through December 2003, convertible
      into 88,625 shares of common stock                                     649                649

     Convertible promissory note payable to an
      employee, secured by a clinic, interest at 8.5%
      per annum, interest and principal payable in
      monthly installments from January 1994 through
      December 1998, convertible into 100,000 shares of
      common stock                                                           671                686

     Convertible promissory notes payable primarily to
      directors and stockholders, secured by common
      stock and key man life insurance, interest at 12%
      per annum payable annually, principal due
      December 1998, convertible into shares of common
      stock at a conversion rate of $0.6233                                  183                272

     Convertible promissory notes payable primarily
       to stockholders, interest at 12%, repaid at
       maturity on January 1, 1996                                           307                307


                                                                                          December 31,
                                                                                      --------------------
                                                                                         1995       1994
                                                                                      --------    --------
     Obligations under covenants not to compete,
      payable in installments through 2003                                                 782       1,005

     Installment obligations bearing interest at 8% to
      10.25%, due through 2005                                                             295         -

     Installment obligations, variable interest rates,
      periodic installments due through 1996                                               -           131

     Capital lease obligations (see Note 9)                                                 69         -
                                                                                       -------     -------
     Total obligations                                                                  10,856      11,739

     Less- Unamortized portion of discount on notes
      payable                                                                              (18)        (51)

     Less- Current portion                                                              (1,412)       (702)
                                                                                       -------     -------
     Total long-term obligations                                                      $  9,426     $10,986
                                                                                       =======     =======

Future principal payments, excluding capital lease obligations (see Note 9), are as follows (in thousands):


          Year Ending
          December 31,
          ------------
               1996                                $ 1,398
               1997                                  1,650
               1998                                  1,555
               1999                                    476
               2000                                    429
               Thereafter                            5,279
                                                   -------
                                                   $10,787
                                                   =======

In 1995, the Company restructured a $50,000 payment under a covenant not to compete to extend the payment date to 1997. In consideration of the extension, the Company committed to issue 2,500 shares of the Company's common stock and granted an option to convert the $50,000 into the Company's common stock at $2.50 per share. No shares have been issued under this agreement as of December 31, 1995.

Convertible Promissory Notes Issued with Stock Warrants
- -------------------------------------------------------

Under the terms of a financing agreement the Company entered into during 1993, the Company issued convertible promissory notes with a face value of $1,348,000, warrants to purchase 404,250 shares of common stock at an exercise price of $0.50 per share and warrants to purchase 404,250 shares of Series B Convertible Preferred Stock at an exercise price of $0.50 per share. The common warrants may be exercised at any time until their expiration in December 1998. The preferred warrants allowed for exercise until December 1998 or upon repayment or conversion of the promissory notes. The estimated fair value of the warrants has been recorded as discount on notes payable and is being amortized over the term of the notes. In 1994 and 1995, 645,000 and 53,464 shares of common stock were issued upon exercise and surrender of warrants, respectively. All shares were issued at a reduced exercise price under the terms of the agreement for the issuance of Series A Preferred Stock.

In December 1993, the Company received $500,000 in cash for a $500,000 convertible promissory note and a subscription for 500,000 shares of Series C Preferred stock valued at $0.40 per share. These proceeds have been allocated among the note payable and the stock subscription, with the difference between the face value and the proceeds being recorded as discount on notes payable and amortized over the term of the note. The face value of the note was $500,000 and bears interest at 12%.

During 1994, notes payable with a face value of $1,575,000 were converted into 2,441,358 shares of common stock including shares for interest thereon. The Company also issued convertible promissory notes with a face value of $307,000 together with warrants to purchase 127,813 shares of common stock at an exercise price of $2.40 per share. The common warrants expire in December 1998.

5.   REDEEMABLE CONVERTIBLE PREFERRED STOCK:
     --------------------------------------

The Company's articles of incorporation authorize the issuance of up to 5,000,000 shares of Preferred Stock, 2,000,000 of which have been designated redeemable convertible preferred stock.

The Redeemable Preferred Stock has certain rights, preferences and restrictions. Each share of Redeemable Preferred Stock is convertible into one and one-half shares of common stock, subject to adjustment for dilution, at the option of the holder. The Redeemable Preferred Stock automatically converts to common stock upon the sale of common stock by the Company pursuant to an effective registration statement under the Securities Act of 1933 at a price per share of at least $5.25.

The Company's articles of incorporation cannot be amended to alter in an adverse manner the designations, preferences or other rights of the Redeemable Preferred Stock without the consent of the holders of a majority of the outstanding shares of Redeemable Preferred Stock, voting together as a class. Similar consent is required for a change to the Company's articles of incorporation that establishes, authorizes or enlarges a series of any class of capital stock ranking senior to the Redeemable Preferred Stock. The Redeemable Preferred Stock shareholders have no additional voting rights.

At its option, the Company may redeem the then outstanding shares of Redeemable Preferred Stock at any time after October 15, 1994 at a redemption price of $3.50 per share plus all declared but unpaid dividends. On October 15, 2001, any shares of Redeemable Preferred Stock remaining outstanding must be redeemed at a redemption price of $3.50 per share plus all declared but unpaid dividends.

In the event of liquidation, the holders of the Redeemable Preferred Stock are entitled to receive, prior to and in preference to any distribution to the holders of common stock, the amount of $3.50 plus any accrued but unpaid dividends. After such distribution, holders of the Redeemable Preferred Stock are entitled to no further participation in the remaining assets of the Company.

The holders of Preferred stock are entitled to receive, when and as declared by the Board of Directors, cash dividends per share in the amounts determined by the Board of Directors.

The Redeemable Preferred Stock is on parity with all other preferred stock.

6.   CONVERTIBLE PREFERRED STOCK
     ---------------------------

Series A Preferred Stock
- ------------------------

In October 1994, the Company entered into an agreement whereby the Company sold 35,000 shares of Series A Preferred Stock to an investor at a price of $100 per share (par value $0.01 per share). Also pursuant to the agreement, approximately $1,575,000 of the Company's 12% Convertible Promissory Notes was converted into Common Stock. The agreement also limits the number of preferred stock purchase warrants which may be issued.

The agreement also required a reduction in the number of directors. In conjunction with this reduction, the Company issued certain directors 270,000 shares of common stock for no consideration (see Note 7). The fair value of these shares has been recorded as issuance costs of the Series A Preferred Stock.

Concurrent with the closing, a director and shareholder agreed to purchase 5,000 shares of the Series A Preferred Stock for an aggregate consideration of $500,000. Through December 31, 1995, the Company had received payments totaling $300,000 pursuant to which 3,000 shares were issued. The remaining $200,000 was received in 1996, at which time the remaining subscribed shares were issued. The Series A Preferred Stock has certain rights, preferences and restrictions.

The Series A Preferred Stock is on a parity with all other "Convertible Preferred Stock" and "Series B Convertible Preferred Stock," when issued. The Series A is senior to Common Stock.

Holders of the Series A Preferred Stock are entitled to receive, when and if declared by the Board of Directors, cumulative dividends at the annual rate of 7.5% times the stated value ($100 per share); provided, however, that dividends must also have been declared on the "Convertible Preferred Stock" and the "Series B Convertible Preferred Stock."

In the event of any voluntary or involuntary liquidation or dissolution, the holders of Series A Preferred Stock are entitled to an amount equal to $125 per share, plus accrued and unpaid dividends.

Series A shareholders may convert such shares into shares of Common Stock at a rate equal to the stated value plus accrued and unpaid dividends, divided by the conversion price. The initial conversion price is $2.50 per share. Shares of Series A will be converted into shares of Common Stock at the conversion rate should the Company file a registration statement for a common share offering with aggregate gross proceeds of at least $7,500,000.

Series A holders and the Common Stock class will vote together as a class on transactions and each share of Series A is entitled to the number of votes per share equal to the number of shares of Common Stock issuable upon conversion of the Series A. However, as long as at least 10,000 shares of Series A are issued and outstanding, the Board of Directors shall not exceed five members and the holders of Series A are entitled (voting as a class) to elect in person or by proxy one director. If less than 10,000 shares are issued and outstanding, the term of the director elected by the Series A shall end and the remaining directors shall fill the vacancy. In addition, there are voting rights to prevent the establishment of new capital stock classes and enlargement of existing classes.

Series B Preferred Stock Warrants
- ---------------------------------

During 1994 and 1995, outstanding warrants for Series B Preferred Stock were surrendered to the Company for the direct issuance of shares of common stock into which the Series B Preferred Stock were convertible. As of December 31, 1995, warrants to purchase 55,018 shares of Series B Preferred Stock at an exercise price of $0.50 were outstanding.

7.   COMMON STOCK:
     ------------

During 1994, the Company issued 25,000 shares of common stock as part of the consideration for acquisition of a clinic and 357,903 shares of common stock for repayment of promissory note interest.

During 1993 and 1994 the Company issued certain equity securities to investors. In early 1996 the Company determined that such issuances were technically invalid due to the lack of filing legal documents in some states on a timely basis. Effective 1994, the Company's board of directors has resolved to issue 537,500 shares of common stock in exchange for the surrender of one class of such equity securities and to issue 322,500 shares of common stock in exchange for the surrender of the other class of such equity securities. Such shares of common stock represent the number of shares into which the invalidly issued securities were originally converted in 1994.

Common Stock Warrants
- ---------------------

In addition to the common stock warrants discussed in Note 4, the Company, as of December 31, 1995, has warrants outstanding to purchase 108,544 common shares at exercise prices ranging from $0.50 to $2.66 per share. These warrants are exercisable at the option of the holder and expire on December 31, 1998. A nominal value was assigned to the warrants.

Common Stock Options
- --------------------

In July 1991, the Company granted an officer and director options to purchase 162,000 shares of the Company's common stock at a price of $0.50 per share. The options, which are currently exercisable, expire in July 2001.

In 1992 and 1993, the Board of Directors authorized the grant of options to officers of the Company to purchase 197,500 shares of common stock at a price of $2.33 per share. The options, which are currently exercisable, expire in December 2002.

In January 1992, the Board of Directors adopted a resolution which provides for the grant of common stock options to directors who are not employees of the Company (the "Outside Directors"). Under the resolution, each of the Outside Directors received options to purchase 54,000 shares of Common Stock at an exercise price per share of $1.67. Such options vest ratably over a four year period. In 1994, certain directors were required to resign, pursuant to the Stock Purchase Agreement for the issuance of Series A Preferred Stock. In consideration for the reconstitution of the Board of Directors, the Outside Directors' options became fully vested and the exercise price was reduced to zero. The fair value of the options were recorded as an issuance cost of the Series A Preferred Stock.

In 1994, the Board of Directors granted options to purchase 141,500 shares of Common Stock at a price of $2.75 per share to employees. These options, which are currently exercisable, expire in 2004 .

A summary of the stock option activity follows:

                                               Number                 Price
                                             of Shares              Per Share
                                             ----------             ---------
         Balance at December 31, 1992          421,500            $0.50 - $2.33

           Granted                             208,000                    $2.33
           Exercised                               -                    -
           Canceled                                -                    -
                                              --------
         Balance at December 31 ,1993          629,500            $0.50 - $2.33

           Granted                             141,500                    $2.75
           Exercised                          (270,000)                 -
           Canceled                                -                    -
                                              --------
         Balance at December 31, 1994          501,000            $0.50 - $2.75


           Granted                               2,500                    $2.75
           Exercised                               -                    -
           Canceled                                -                    -
                                              --------
         Balance at December 31, 1995          503,500            $0.50 - $2.75
                                              ========

         Exercisable at December 31, 1995      503,500            $0.50 - $2.75
                                              ========

8.   INCOME TAXES:
     ------------

No provision for income taxes has been recorded as the Company has incurred losses since its inception.

At December 31, 1995, the Company has federal and state net operating loss ("NOL") carryforwards of approximately $6.5 million and $3.2 million, respectively. These NOL carryforwards expire at various dates through 2010 and 2000, respectively.

Deferred tax assets of approximately $2.6 million and $1.9 million, resulting primarily from NOL carryforwards, were fully offset by a valuation allowances as of December 31, 1995 and 1994 due to the uncertainty of realization.

Under the Tax Reform Act of 1986, the utilization of NOL carryforwards to reduce taxable income will be restricted in certain circumstances. Events which cause such a limitation include, but are not limited to, a cumulative ownership change of more than 50% over a three year period. Management believes that the issuance of Convertible Preferred Stock during 1994 caused such a change in ownership and, accordingly, utilization of NOL carryforwards may be limited in future years.

9.   COMMITMENTS AND CONTINGENCIES:
     -----------------------------

The Company leases clinic and office facilities under noncancelable operating lease agreements. The leases require the Company to pay property taxes, maintenance and certain insurance expenses. Total rent expense under the operating leases was $944,000, $584,000 and $436,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

Minimum future lease payments under non-cancelable operating and capital leases are as follows (in thousands):

         Year Ending                         Operating         Capital
         December 31,                         Leases            Leases
         ------------                        ---------         --------
             1996                              $   859            $ 24
             1997                                  817              24
             1998                                  824              24
             1999                                  762              21
             2000                                  753               4
             Thereafter                          6,430               -
                                               -------             ---
                                               $10,445              97
                                               =======             ---
         Less- Amounts representing
         interest                                                  (28)

                                                                  ----
         Present value of net minimum
         lease payments                                           $ 69

                                                                  ====

The cost of equipment under capital lease included in the balance sheet as property and equipment as of December 31, 1995 was approximately $78,000. Accumulated amortization of the leased equipment as of December 31, 1995 was approximately $13,000.

In February 1996, the Company settled a wrongful termination claim in which it was the defendant. The settlement amount of approximately $200,000 approximated the accrued amount as of December 31, 1995 related to this matter.

Various claims arising in the course of business, seeking monetary damages, are pending. The amount of liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate outcome of such claims will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

10.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:
     -----------------------------------------------------

The following disclosure of the estimated fair value of the Company's debt is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required to develop the estimates of fair value, thus the estimates provided therein are not necessarily indicative of the amounts that could be realized in a current market exchange.

                                                   December 31, 1995
                                                   -----------------
                                                   Carrying   Fair
                                                    Amount    Value
                                                   --------  -------
          Fixed-rate long-term debt                 $10,723  $10,427
          Variable rate long-term debt                  133      139
                                                    -------   ------
                                                    $10,856  $10,566
                                                    =======   ======

The estimated fair value of the Company's fixed-rate long-term debt is based on prime plus an estimated spread at December 31, 1995 for similar securities with similar remaining maturities.

11.  SUBSEQUENT EVENTS:
     -----------------

In February, 1996 the Company entered into a merger agreement with Veterinary Centers of America, Inc. (VCA). Under terms of the agreement, which is intended to qualify for pooling-of-interests accounting, stockholders and rights holders, as defined, are to receive shares with a market value on March 20, 1996 of approximately $25 million.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                              VETERINARY CENTERS OF AMERICA, INC.
                              (Registrant)


Dated: July 16, 1996                    By:    /s/ Tomas W. Fuller


                                   Tomas W. Fuller
                                   Chief Financial Officer

                          EXHIBIT INDEX




Exhibit                                               Page Number



  23.1    Consent of Arthur Andersen LLP

  23.2    Consent of Price Waterhouse LLP

            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our reports included in this Form 8-K/A, into the Company's previously filed Registration Statements (File Nos. 33-42504, 33-44622, 33-56846, 33-56848, 33-57768, 33-57770, 33-57772,
33-67588, 33-80212, 333-97682, 333-00376, 333-6667, and 333-7677).


                              /s/ Arthur Andersen LLP
                              ARTHUR ANDERSEN LLP


Los Angeles, California
July 16, 1996

               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Veterinary Centers of America, Inc. (No.'s 33-44622, 33-56848, 33-57770, 33-57772, 33-
57768 and 33-56846) and the Registration Statements on Form S-3 of Veterinary Centers of America, Inc. (No.'s 33-80212, 33-42504, 33-97682, 33-00376 and 333-07677) of our report dated September 12, 1995 relating to the financial statements of Pets' Rx, Inc., which appears in this amended Current Report on Form 8-K/A of Veterinary Centers of America, Inc.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP


San Jose, California
July 16, 1996